EXHIBIT 2.1
THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS. NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENTS, BOARDS OF DIRECTORS, OR STOCKHOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT, OR INDICATIONS OF THE RESULT OF NEGOTIATIONS OR AGREEMENTS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED COMMITMENT OF ANY NATURE WHATSOEVER UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
VINEYARD ACQUISITION CORPORATION
VINEYARD ACQUISITION LLC
VOCADA, INC.
U.S. Bank National Association, as Escrow Agent
AND
STOCKHOLDER REPRESENTATIVE
Dated as of October 16, 2007

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(continued)

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(continued)

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(continued)

		Page
11.7	Governing Law	84
11.8	Rules of Construction	84
11.9	WAIVER OF JURY TRIAL	84

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement

Exhibit B	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit C-1	Form of Certificate of Merger

Exhibit C-2	Form of Second Step Certificate of Merger

Exhibit D	Legal Opinion of Counsel of the Company

Schedules

Schedule 6.2(e)(i)	Key Employees

Schedule 6.2(f)	Terminated Agreements

Schedule 6.2(g)	Assigned Intellectual Property

-v-

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 16, 2007 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Vineyard Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub I”), Vineyard LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub II,” and with Sub I, the “Subs”), Vocada, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, as Escrow Agent, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VII herein (the “Escrow Agent”) and John Purtell, solely in his capacity as the representative of the Company’s stockholders, and is referred to herein from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub I and the Company have determined that it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the “First Step Merger”) and, in furtherance thereof, have approved the First Step Merger, this Agreement, and the transactions contemplated hereby.
     B. Following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.
     C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company (other than Dissenting Shares, as defined below) shall be converted into the right to receive the consideration set forth herein.
     D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, all officers and directors of the Company, and certain stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as Exhibit A (the “Voting Agreements”), with Parent, pursuant to which such stockholders have irrevocably agreed to vote in favor of the Integrated

Merger and the transactions contemplated thereby and to other matters set forth therein, and certain individuals are entering into Employee Proprietary Information, Inventions and Non-Competition Agreements, each in substantially the form attached hereto as Exhibit B (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”), with Parent or the Final Surviving Entity (as defined in Section 1.1 hereof), as determined by Parent.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Integrated Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of The Delaware Limited Liability Company Act (the “LLC Act”) and Delaware Law, the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the First Step Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, N.W., 5th Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C-1, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the "Effective Time”). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C-2 with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”), in accordance with the applicable provisions of Delaware Law and the LLC Act.

     1.3 Effect of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vocada, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.
          (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Vocada, LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited

Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Vocada, LLC.”
     1.5 Management.
          (a) Directors/Managers of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Final Surviving Entity, respectively, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation of the Final Surviving Entity until their successors are duly elected and qualified.
          (b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity.
     1.6 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Aggregate Preference Consideration” shall mean that number of shares of Parent Common Stock equal to (1) the Series A Aggregate Liquidation Value, plus the Series B Aggregate Liquidation Value, divided by (2) the Signing Price.
               (ii) “Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
               (iii) “Common Aggregate Consideration” shall mean the Merger Consideration, less the Aggregate Preference Consideration (if such difference results in a negative number, such result shall be deemed to be $0).
               (iv) “Common Consideration Per Share” shall mean with respect to each share of Company Capital Stock outstanding immediately prior to the Effective Time, the Common Aggregate Consideration, divided by the Total Outstanding Shares.
               (v) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.

               (vi) “Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.
               (vii) “Company Common Stockholder” shall mean a holder of Company Common Stock, each of whom is listed on Section 2.2(a) of the Disclosure Schedule.
               (viii) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock.
               (ix) “Company Preferred Stock” shall mean shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
               (x) “Company Material Adverse Effect” shall mean any change, event or effect that is or could reasonably become materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of the Company and any subsidiaries, taken as a whole; provided, however, that any change, event or effect relating to the industry in which the Company operates as a whole or economic condition generally, and which does not affect the Company disproportionately shall not, by itself, be deemed to constitute a Company Material Adverse Effect.
               (xi) “Company Preferred Stockholder” shall mean a holder of Preferred Stock, each of whom is listed on Section 2.2(a) of the Disclosure Schedule.
               (xii) “Continuing Employee Bonus Payment” shall mean an aggregate of $600,000 payable to Continuing Employees of the Company as set forth on a schedule prepared by the Company after consultation with Parent.
               (xiii) “Earnout Consideration” shall mean an aggregate amount equal to twenty-one million dollars ($21,000,000) which, at the sole option of Parent, shall be paid in the form of (1) cash, (2) shares of Parent Common Stock with a per share value established by the quotient of twenty-one million dollars ($21,000,000), divided by the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of payment, rounded down to the nearest whole share, or (3) any combination of the foregoing clauses (1) and (2).
               (xiv) “Employee Bonus Payments” shall mean an aggregate of $150,000 payable to employees of the Company pursuant to existing Employee Agreements (as defined below) as set forth on Schedule 1.6(a)(xiv) prepared by the Company and delivered to Parent.
               (xv) “Environmental Laws” means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.

               (xvi) “Equity Interests” of a person or entity shall mean capital stock, capital stock equivalents (including stock options, restricted stock units, stock appreciation rights and phantom stock), partnership interests, membership interests, participations, shares and other equity interests of any class or kind (however designated) of such person or entity.
               (xvii) “Escrow Amount” shall mean a number of shares of Parent Common Stock equal to $1,200,000 divided by the Signing Price, and rounded down to the nearest whole share.
               (xviii) “Estimated Company Expenses” shall mean the total amount of Third Party Expenses (as defined in Section 5.4 hereof) reflected on the Statement of Expenses (as defined in Section 5.4).
               (xix) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xx) “Excluded Liabilities” shall mean (1) all outstanding indebtedness of the Company, (2) the employer portion of any payroll or employment taxes payable or reasonably estimated to become payable on compensation in connection with the transactions contemplated hereby (including the Executive Payments and the Continuing Employee Bonus Payment, but excluding the Employee Bonus Payments), whether payable by Parent, the Interim Surviving Corporation, Final Surviving Entity or the Company, and (3) all outstanding non-operating liabilities of the Company, each as of the Effective Time.
               (xxi) “Executive Payments” shall mean $3,650,000.
               (xxii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xxiii) “Guarantee” of or by any person or entity, as of any date, shall mean, without duplication, (a) any direct or indirect obligation, contingent or otherwise, of such person or entity guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person or entity (the “primary obligor”) in any manner, including any obligation of such person or entity to (i) purchase or pay (or advance funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, agreements to keep well, to take-or-pay or to stop losses, or otherwise) or to purchase or lease property, securities or services for the purpose of assuring the payment of such Indebtedness or (ii) maintain any working capital, equity capital or other financial condition (including cash, working capital, net assets, operating results or liquidity) of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (b) any Lien on any assets of such person or entity securing any Indebtedness of any other person or entity, whether or not such Indebtedness is assumed by such person or entity, in the case of each clause above as of such date; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business consistent with past practices.

               (xxiv) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xxv) “Indebtedness” of any person or entity as of any date shall mean, without duplication, (a) Indebtedness for Borrowed Money, (b) all obligations of such person or entity upon which interest is customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (c) all off-balance-sheet financings of such person or entity, including synthetic leases and project financings, (d) all Guarantees by such person or entity of any obligation of the type described in clauses (a) through (c) above of any other person or entity, (e) all capital lease obligations of such person or entity, (f) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (g) all obligations of such person or entity as an account party in respect of letters of credit and bankers’ acceptances, in the case of each clause above, as of such date. The Indebtedness of any person or entity includes the Indebtedness of any other person or entity (including any partnership in which such person or entity is a general partner) to the extent that such person or entity is liable therefor under applicable law as a result of Equity Interests held by such person or entity in such other person or entity (except to the extent that the terms of such Indebtedness provide that such person or entity is not liable therefor).
               (xxvi) “Indebtedness for Borrowed Money” of any person or entity as of any date shall mean, without duplication, (a) all obligations of such person or entity for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of such person or entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person or entity for purchase money financing, including obligations under conditional sale or other title retention agreements issued or assumed in respect of deferred purchase price, relating to assets purchased by such person or entity (other than trade payables incurred in the ordinary course of business consistent with past practices) and (d) all Guarantees by such person or entity of any obligation of the type described in clauses (a) through (c) above of any other person or entity. The Indebtedness for Borrowed Money of any person or entity includes the Indebtedness for Borrowed Money of any other person or entity (including any partnership in which such person or entity is a general partner) to the extent that such person or entity is liable therefor under applicable Law as a result of Equity Interests held by such person or entity in such other person or entity (except to the extent that the terms of such Indebtedness for Borrowed Money provide that such person or entity is not liable therefor).
               (xxvii) “Initial Consideration” shall mean a number of shares of Parent Common Stock equal to (1) twenty-four million dollars ($24,000,000), less the amount of Estimated Company Expenses in excess of $350,000, less the Third Party Expense Credit, less the Excluded Liabilities, less the Option Aggregate Consideration, less the Continuing Employee Bonus Payment, less the Executive Payments, less the Tail Policy Expense divided by (2) the Signing Price and rounded down to the nearest whole share.
               (xxviii) “Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of Peter White, Thomas White and Scott Segell (collectively, the “Key Employees”);

provided, however, that such Key Employees shall have made due and diligent inquiry of those employees and consultants of the Company whom such Key Employees reasonably believe would have actual knowledge of the matters represented.
               (xxix) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
               (xxx) “Merger Consideration” shall mean the Initial Consideration and the Earnout Consideration.
               (xxxi) “Option Aggregate Consideration” shall mean $100,000.
               (xxxii) “Option Consideration Per Share” shall mean for each share of Company Common Stock underlying a Company Option (1) the Option Aggregate Consideration, divided by (2) the number of shares of Company Common Stock underlying all Company Options outstanding immediately prior to the Effective Time.
               (xxxiii) “Option Net Consideration Per Share” shall mean for each share of Company Common Stock underlying a Company Option (1) the Option Consideration Per Share, minus (2) the amount required to exercise one share of Company Common Stock pursuant to the terms of such Company Option.
               (xxxiv) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
               (xxxv) “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any subsidiaries, taken as a whole; provided, however, that (i) any change, event or effect relating to the industry in which Parent operates as a whole or economic condition generally, and which does not affect Parent disproportionately shall not, by itself, be deemed to constitute a Parent Material Adverse Effect, and (ii) any decrease in either the trading volume or trading price of Parent Common Stock, in and of itself, shall not be deemed to constitute a Parent Material Adverse Effect.
               (xxxvi) “Period 1 Earnout Consideration” shall mean an aggregate amount equal to seven million dollars ($7,000,000), which, at the sole option of Parent, shall be paid in the form of (1) cash, (2) shares of Parent Common Stock with a per share value established by the quotient of seven million dollars ($7,000,000), divided by the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of payment, rounded down to the nearest whole share, or (3) any combination of the foregoing clauses (1) and (2).
               (xxxvii) “Period 2 Earnout Consideration” shall mean an aggregate amount equal to seven million dollars ($7,000,000), which, at the sole option of Parent, shall be paid in the form of (1) cash, (2) shares of Parent Common Stock with a per share value established by the quotient of seven million dollars ($7,000,000), divided by the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of payment, rounded down to the nearest whole share, or (3) any combination of the foregoing clauses (1) and (2).
               (xxxviii) “Period 3 Earnout Consideration” shall mean an aggregate amount equal to seven million dollars ($7,000,000), which, at the sole option of Parent, shall be paid in the form of (1) cash, (2) shares of Parent Common Stock with a per share value established by the quotient of seven million dollars ($7,000,000), divided by the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of payment, rounded down to the nearest whole share, or (3) any combination of the foregoing clauses (1) and (2).
               (xxxix) “Plans” shall mean the Company’s 2004 Equity-Based Compensation Plan.
               (xl) “Pro Rata Portion” shall mean, with respect to each Stockholder, an amount of Parent Common Stock equal to the quotient obtained by dividing the number of shares of Company Common Stock held by such Stockholder (including shares issuable upon conversion of any shares of Company Preferred Stock held by such Stockholder), divided by the Total Outstanding Shares.
               (xli) “Related Agreements” shall mean the Certificates of Merger, the Voting Agreements, and the Employee Proprietary Information, Inventions and Non-Competition Agreements.
               (xlii) “SEC” shall mean the United States Securities and Exchange Commission.
               (xliii) “Securities Act” shall mean the Securities Exchange Act of 1933, as amended.
               (xliv) “Series A Aggregate Liquidation Value” shall mean the Series A Liquidation Value Per Share, multiplied by the number of shares of Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time.
               (xlv) “Series A Consideration Per Share” shall mean with respect to each share of Series A Convertible Preferred Stock the (A) Common Consideration Per Share, if any, and (2) that number of shares of Parent Common Stock equal to the Series A Liquidation Value Per Share divided by the Signing Price.
               (xlvi) “Series A Liquidation Value Per Share” shall mean $1.70 per share of Series A Convertible Preferred Stock, as provided in the Designation of Preferences of Series A Convertible Preferred Stock of the Company, in effect immediately prior to the Effective Time.
               (xlvii) “Series A Convertible Preferred Stock” shall mean shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

               (xlviii) “Series B Aggregate Liquidation Value” shall mean the Series B Liquidation Value Per Share, multiplied by the number of shares of Series B Convertible Preferred Stock outstanding immediately prior to the Effective Time.
               (xlix) “Series B Consideration Per Share” shall mean with respect to each share of Series B Convertible Preferred Stock the (A) Common Consideration Per Share, if any, and (2) that number of shares of Parent Common Stock equal to the Series B Liquidation Value Per Share divided by the Signing Price.
               (l) “Series B Liquidation Value Per Share” shall mean $6.06 per share of Series B Convertible Preferred Stock, as provided in the Amended and Restated Designation of Preferences of Series B Convertible Preferred Stock of the Company in effect immediately prior to the Effective Time.
               (li) “Series B Convertible Preferred Stock” shall mean shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.
               (lii) “Signing Price” shall mean $21.35 (reflecting the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of this Agreement).
               (liii) “Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.
               (liv) “Third Party Expense Credit” shall mean $350,000.
               (lv) “Total Outstanding Shares” shall mean the aggregate number of shares of (1) Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Restricted Stock (as defined in Section 1.6(c)), plus (2) Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.
          (b) Effect on Capital Stock. By virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Restricted Stock (as defined in Section 1.6(c) hereof) (other than Dissenting Shares (as defined in Section 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, (1) the Series A Consideration Per Share with respect to the Series A Convertible Preferred Stock, (2) the Series B Consideration Per Share with respect to the Series B Convertible Preferred Stock, and (3) the Common Consideration Per Share with respect to the Company Common Stock.

               (i) Each distribution of shares of Parent Common Stock made to a Stockholder holding Company Capital Stock pursuant to this Section 1(b)(i) shall be reduced by such Stockholder’s Pro Rata Portion of the Escrow Amount in accordance with Section 7.3 hereof.
               (ii) Notwithstanding anything in this Section 1.6(b) to the contrary, in no event shall Parent be obligated to distribute in the aggregate any number of shares of Parent Common Stock in excess of the Merger Consideration.
          (c) Restrictions on Shares of Company Capital Stock. With respect to any shares of Company Capital Stock which immediately prior to the Effective Time were unvested or were subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company (“Restricted Stock”), the Merger Consideration issued in exchange therefor shall remain unvested or subject to such repurchase option, substantial risk of forfeiture or other similar condition.
          (d) Earnout. Notwithstanding Section 1.6(b) hereof, the Merger Consideration shall, initially, be reduced for all purposes of this Agreement (including the calculation of the Series A Consideration Per Share, Series B Consideration Per Share, and Common Consideration Per Share, but excluding the calculation of the Option Consideration Per Share) by an amount equal to the Earnout Consideration, and such Earnout Consideration will not be paid initially, but instead constitute consideration to be earned pursuant to Article VIII hereof. Upon such time as any portion of the Earnout Consideration is earned in accordance with Article VIII hereof, such earned amount shall become payable in accordance with Article VIII hereof, and the portion of the recalculated Series A Consideration Per Share, Series B Consideration Per Share, and Common Consideration Per Share not theretofore paid shall be paid in accordance with Section 1.6(b) hereof.
          (e) Withholding for Amounts Due in Respect of Previously Issued Company Capital Stock. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Exchange Agent (as defined in Section 1.8(a) hereof) shall have the right to reduce the number of shares of Parent Common Stock issuable as Merger Consideration in respect of any shares of Company Capital Stock that were issued prior to the Effective Time and in respect of which issuance any of Parent, the Company or the Subs has any unsatisfied legal obligation to withhold Taxes or other amounts. Such reduction in the number of shares of Parent Common Stock shall be calculated by dividing the total amount of any such withholding obligation by the Signing Price.
          (f) Termination of Company Options.
               (i) No Company Option shall be assumed by Parent, and each outstanding Company Option shall be canceled or terminated at the Effective Time (without regard to the exercise price thereof).
               (ii) Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option shall be cancelled and each Company Optionholder shall automatically (without any further action required of such holder) be entitled to a cash payment equal to the Option Net Consideration Per Share for each share of Company Common Stock underlying the Company Option(s) held by such Company Optionholder. At the same time the Company distributes the Soliciting Materials pursuant to Section 5.1(a) hereof, the Company shall provide to each holder of any Company Option an informational notice and consent describing the treatment of Company Options pursuant to this Section 1.6. Parent shall make the cash payment required pursuant to the foregoing provisions of this Section 1.6(f)(ii) to each holder of Company Options as promptly as reasonably practicable after the Closing. The payment of the Option Merger Consideration to a Company Optionholder shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Optionholder.
               (iii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(f) under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices (the “Optionholder Notices”) and obtaining any required consents necessary to effectuate the provisions of this Section 1.6(f) and Article VII hereof.
          (g) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Exchange Agent (as defined in Section 1.8(a) hereof) and the Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.10 hereof) from any payments to be made hereunder (including with respect to the Earnout Consideration) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.
          (h) Capital Stock of Subs. Each share of common stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of common stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 7.4(a) hereof).
     1.8 Surrender of Certificates.
          (a) Exchange Agent. Parent, or an institution selected by Parent prior to the Effective Time and reasonably acceptable to the Stockholder Representative, shall serve as the exchange agent (Parent in such capacity, or such institution, the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Parent Common Stock. Subject to the provisions of Section 7.3 relating to escrow arrangements, at the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable at the Effective Time pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, with respect to the Stockholders, Parent shall deposit into the Escrow Fund (as defined in Section 7.3(a) hereof) a number of shares of Parent Common Stock which equal the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders with respect to the Initial Consideration pursuant to Section 1.6 hereof. The Pro Rata Portion of the Parent Common Stock comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each Stockholder.

          (c) Exchange Procedures. On or as promptly as practicable, and in any event within no later than three (3) Business Days after the Closing Date, Parent shall mail a letter of transmittal (in customary form and containing such provisions and instructions as Parent may reasonably specify and the Company may reasonably approve prior to the Effective Time) to each Stockholder at the address set forth opposite each such Stockholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such letter of transmittal, the Stockholders may surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof with respect to the shares represented by such Company Stock Certificate (less the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder relating to the shares represented by such Company Stock Certificate), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be issued to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be delivered to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to any person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent

Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all portions of the Merger Consideration that have been deposited with the Exchange Agent pursuant to Section 1.8(b) hereof not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.8(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.8(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.9 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such reasonable and customary amount as it may reasonably direct or (ii) provide an indemnification agreement in a reasonable and customary form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.11 Reorganization Status. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action, except as specifically contemplated by this Agreement, that would be reasonably expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     1.12 Adjustments. If, during the period between the date hereof and the Effective Time:
          (a) any change in the outstanding capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or stock dividend thereon with a record date prior to the Effective Time or amendment of any material term of any outstanding security issued by Parent, then in each case, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted;
          (b) except as addressed in Section 1.12(a), Parent declares, sets aside or pays any dividends on, or makes any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.
     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Subs, and the officers and directors of the Company, Parent and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and the Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not have or be reasonably likely to result in a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than Vocada, Inc. and Vocada.com, Inc. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation, and (ii) every state or foreign jurisdiction in which the Company has employees or facilities or otherwise is required to be qualified or licensed to do business as a foreign corporation.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 1,473,497 shares are issued and outstanding as of the date hereof, 2,000,000 shares of Company Preferred Stock, of which 1,132,352 shares have been designated Series A Convertible Preferred Stock, of which 1,132,352 shares are issued and outstanding as of the date hereof and 437,284 shares have been designated Series B Convertible Preferred Stock, of which 437,284 shares are issued and outstanding as of the date hereof. As of the date hereof, the Company Capital Stock is owned of record by the persons and in the numbers of shares set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock have been issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by Delaware Law, the Charter Documents or any agreement to which the Company is a party, and have been issued in compliance in all material respects with all applicable federal and state securities laws. The Company has not, and will not have, suffered or incurred any material liability (contingent or otherwise) or material claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any Material Contract (as defined in Section 2.14 hereof) relating thereto (including any amendment of the terms of any such contract). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. As of the date hereof, the conversion price of each series of Company Preferred Stock is as set forth in the Company’s certificate of incorporation, as amended to date and in full force and effect on the date hereof.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth as of the date hereof, a list of each holder of Restricted Stock and (i) the name of the holder of such Restricted Stock, (ii) the number of shares of Restricted Stock held by such holder, (iii) the repurchase price of such Restricted Stock, (iv) the date on which such Restricted Stock was purchased or granted, and (v) the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses.
          (c) Except for the Plan, the Company does not have in effect any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 300,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 11,812 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, or set forth in Section 2.2(c) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting securities of the Company. Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. To the Knowledge of the Company, as a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (d) The Company does not have more than 35 Stockholders, in the aggregate, that are not “accredited investors” (as such term is defined under Rule 501 under the Securities Act).
     2.3 Subsidiaries. The Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to the Sufficient Stockholder Vote, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and, subject to the Sufficient Stockholder Vote, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required under Delaware Law and the Charter Documents to approve and adopt this Agreement and the Integrated Merger by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Stockholder Vote”). This Agreement and the Integrated Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and, subject to the Sufficient Stockholder Vote, the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) except as provided in Section 2.6 hereof, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets, except in the case of clause (iii) for such violations as have not had and are not reasonably likely to have a Company Material Adverse Effect.
     2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of Delaware, (ii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders, and (iii) consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings required under applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Select Market (or other market or other exchange on which Parent Common Stock may be listed at the Effective Time).
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2006 and December 31, 2005, respectively, and the related consolidated statements of income, cash flow and stockholders’ equity for each of the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of June 30, 2007 (the “Balance Sheet Date”) and June 30, 2006, and the related unaudited statement of income, cash flow and stockholders’ equity for the six (6) month periods then ended reviewed by the Company’s independent accountants in accordance with Statement of Auditing Standards No. 100 (“SAS-100”) (the “Interim Financials”). The Year-End Financials have been prepared in accordance with Regulation S-X promulgated under the Exchange Act and meet the requirements for inclusion in a registration statement to be filed with the SEC. The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which is material to the Company individually or in the aggregate, other than (i) those reflected in the Current Balance Sheet or disclosed in the notes thereto, or (ii) those incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date.
     2.9 No Changes. Since the Balance Sheet Date, except as set forth in Section 2.9 of the Disclosure Schedule, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) amendments or changes to the certificate of incorporation or bylaws of the Company;
          (c) capital expenditure or commitment by the Company exceeding $25,000 individually or $50,000 in the aggregate;
          (d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of liabilities: (i) reflected or reserved against in the Current Balance Sheet or (ii) incurred after the Balance Sheet Date in the ordinary course of business or in connection with the transactions contemplated by this Agreement;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax (as defined in Section 2.10(a) hereof) election, adoption of or change in any Tax accounting method, entry into any closing agreement, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its material assets (whether tangible or intangible), including without limitation, writing down the value of material inventory or writing off material notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) Material Contract or any termination, extension, amendment or modification of the terms of any Material Contract;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (o) incurring by the Company of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company, or, to the Company’s Knowledge, any reasonable basis for any of the foregoing;

          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13 hereof) or of infringement by the Company of any other person’s Intellectual Property (as defined in Section 2.13 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;
          (t) (i) except standard end user licenses entered into in the ordinary course of business, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) except in the ordinary course of business, purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (u) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property by the Company; or
          (x) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.10 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, "Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Effective Time (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor.
          (b) Tax Returns and Audits.
               (i) The Company has (1) prepared and filed all required U.S. federal, state, local and non-U.S. returns, estimates, amendments, information statements and reports, including any attachments, appendices and addenda thereto (“Returns”) relating to any and all Taxes of the Company and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and (2) paid all Taxes it is required to pay (whether or not shown to be due on any Return).
               (ii) The Company has paid or withheld with respect to its Employees (as defined in Section 2.21(a) hereof) and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) To the Knowledge of the Company, no audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business. The Company has identified all uncertain tax positions contained in all Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation Notice 48 of FASB 109.

               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since 2004.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) The Company has (1) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (2) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (3) no liability for the Taxes of any person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, or otherwise, and (4) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) Section 2.10(b)(xii) of the Disclosure Schedule sets forth the following information with respect to the Company: (1) the basis of the Company in its assets; (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (3) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.
               (xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (1) any change in method of accounting under Section 481 of the Code, (2) closing agreement under Section 7121 of the Code, (3) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (1), (2) and (3), under any similar provision of applicable law), (4) installment sale or open transaction disposition or (5) prepaid amount.
               (xiv) The Company uses the accrual method of accounting for tax purposes.

               (xv) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.
               (xvi) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order applicable to it (“Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
          (c) Executive Compensation Tax. Except as set forth on Section 2.10(c) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to a penalty under Section 409A of the Code.
          (d) Section 409A. Except as set forth on Section 2.10(d) of the Disclosure Schedule, the Company is not party to any contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option, Company Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such stock option, Company Option, or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such stock option, Company Option, or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
     2.11 Restrictions on Business Activities. Except as set forth in Section 2.11 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.11 of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to its Knowledge, any other party thereto. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.
          (b) To the Company’s Knowledge, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property, nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
          (c) There are no laws, statutes, rules, regulations or orders now in existence or, to the Company’s Knowledge, under active consideration by any Governmental Entity which would require the Company, as a tenant of any Leased Real Property, to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith. The Company shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).
          (d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (e) Section 2.12(e) of the Disclosure Schedule lists all material items of equipment (the "Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.13 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Intellectual Property” shall mean any or all of the following (1) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (2) inventions (whether or not patentable), discoveries, improvements, and technology, (3) proprietary and confidential information, trade secrets and know how, (4) databases, data compilations and collections and technical data, (5) domain names, web addresses and sites, (6) tools, methods and processes, and (7) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (1) patents and patent applications of any kind, (2) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (3) the protection of trade and industrial secrets and confidential information, (4) logos, trademarks, trade names and service marks, (5) analogous rights to those set forth above, and (6) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
               (iii) “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
          (b) Section 2.13(a)(iv)(b) of the Disclosure Schedule (i) lists all material Company Intellectual Property, (ii) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) and (iii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.
          (c) To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such

Registered Intellectual Property and there are no actions with respect thereto that must be taken by the Company within one hundred twenty (120) days following the date of this Agreement. In each case in which the Company has acquired ownership of any Intellectual Property or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the Company all rights in such Intellectual Property and the associated Intellectual Property Rights and, with respect to any such Intellectual Property Rights that are Registered Intellectual Property, the Company has recorded the relevant assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property will be fully transferable and licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property (other than Intellectual Property licensed to the Company), and, to the Knowledge of the Company, all Intellectual Property licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.13(e) of the Disclosure Schedule.
          (f) Except as set forth in Section 2.13(f) of the Disclosure Schedule, the Company has not (i) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is Company Intellectual Property, to any other person, or (ii) to the Knowledge of the Company, permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.
          (g) The Company Intellectual Property, together with (i) the other Intellectual Property licensed to the Company pursuant to the licenses listed in Section 2.14(p) of the Disclosure Schedule, (ii) any Shrink-Wrap Code non-exclusively licensed to the Company and (iii) any Intellectual Property in the public domain constitute all of the Intellectual Property and Intellectual Property Rights used in, necessary to, or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or currently planned to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). Except as set forth on Section 2.13(g) of the Disclosure Schedule, the Final Surviving Entity will own or possess sufficient rights to all Intellectual Property and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted or currently planned to be conducted and without infringing on the Intellectual Property Rights of any person.
          (h) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company, except as set forth in Section 2.13(h) of the Disclosure Schedule.

          (i) Section 2.13(i) of the Disclosure Schedule lists all Material Contracts between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property Rights of any person other than the Company, but excluding (i) Shrink-Wrap Code, and (ii) non-disclosure agreements entered into in the ordinary course of business.
          (j) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services that have been or are currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Final Surviving Entity following the Closing in the manner currently conducted, or currently planned to be conducted, any Intellectual Property Rights of any person, violate any right to privacy or publicity of any person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (k) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent and/or the Final Surviving Entity by operation of law or otherwise of any contracts to which the Company is a party, will result in: (i) Parent or any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent or any of its subsidiaries, (ii) Parent or any of its subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Final Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the representations in this Section 2.13(k) will not be breached as a result of the operation of provisions contained in agreements to which Parent is a party but the Company is not a party.
          (l) To the Knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (m) Except as forth on Section 2.13(m) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written contract with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.
          (n) No Company Intellectual Property, Company Intellectual Property Rights, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (o) No (i) material published or distributed by the Company, or (ii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising.
          (p) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Except as set forth on Section 2.13(p) of the Disclosure Schedule, to the Company’s Knowledge, no current or former Employee or contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee or contractor was also performing services for the Company.
          (q) The Company has not collected any personally identifiable information from any third parties except as described in Section 2.13(q) of the Disclosure Schedule. The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, use, storage, and transfer of any personally identifiable information collected by or on behalf of the Company.
          (r) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company, including without limitation any personally identifiable information. Without limiting the foregoing, neither the Company nor any person acting on the Company’s behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (s) Section 2.13(s) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License) that, to the Knowledge of the Company, the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.
     2.14 Agreements, Contracts and Commitments. Except as set forth in Section 2.14 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
          (a) any employment or consulting contract or commitment with an Employee or consultant or salesperson, or consulting or sales contract, or commitment with a firm or other organization;
          (b) any contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
          (c) any fidelity or surety bond or completion bond;
          (d) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate and any Lease Agreement;
          (e) any agreement of indemnification or guaranty under which the Company has actual or potential liability that exceeds $25,000 individually or $50,000 in the aggregate, other than pursuant to contracts entered into in the ordinary course of business and identified pursuant to another subparagraph of this Section 2.14;
          (f) any contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
          (g) any contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

          (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving in excess of $25,000 individually or $50,000 in the aggregate;
          (i) any purchase order or contract for the purchase of materials involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
          (j) any contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
          (k) any dealer, distribution or marketing contract requiring or reasonably anticipated to result in future payments by any party thereto in excess of $25,000 annually or $50,000 in the aggregate;
          (l) any development, joint venture, partnership or similar contract;
          (m) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other contract for use or distribution of the products, technology or services of the Company;
          (n) any customer contract involving, or reasonably expected to involve revenues to the Company in excess of $25,000 annually or $50,000 in the aggregate;
          (o) any agreement that is royalty bearing;
          (p) any contract with respect to any Intellectual Property or Intellectual Property Rights, including without limitation, any in-bound licenses, out-bound licenses and cross licenses, but excluding (i) non-exclusive in-licenses and purchase agreements for commercial off-the-shelf Intellectual Property that are generally available on nondiscriminatory pricing terms, in the case of software for a cost of not more than $5,000 for a perpetual license for a single user or work station or $50,000 in the aggregate for all users and work stations (“Shrink-Wrap Code”) and (ii) non-disclosure agreements entered into in the ordinary course of business; or
          (q) any other contract or commitment that involves the payment or receipt by the Company of $25,000 individually or $50,000 in the aggregate and is not cancelable without penalty within thirty (30) days.
          (r) The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Material Contract subject to, or reasonably likely to become subject to any default thereunder. Section 2.14(r) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Section 2.14(r) of the Disclosure Schedule identifies each Material Contract which by its terms will terminate or may be terminated by either party thereto, solely by the passage of time or at the election of either party. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     2.15 Interested Party Transactions. No officer or director of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15. No Stockholder has any loans outstanding from the Company, except for advances to employees for travel and business expenses in the ordinary course of business.
     2.16 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (in his capacity as such), nor to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in his capacity as such) by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.
     2.18 Minute Books. The minutes of the Company made available to counsel for Parent contain records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.19 Environmental Matters. The Company (i) has not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (iv) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company, conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company reasonably likely to give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.20 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.20 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.21 Employee Benefit Plans and Compensation
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (iii) “DOL” shall mean the United States Department of Labor.
               (iv) “Employee Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Common Stock or restricted stock units that are unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability to the Company.
               (v) “Employee” shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.
               (vi) “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               (ix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               (x) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               (xi) “IRS” shall mean the United States Internal Revenue Service.
               (xii) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               (xiii) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.21(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than at will offer letters that do not provide for severance or termination benefits). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.21(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, title and salary of each employee of the Company as of the date hereof.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, is not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
          (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. To the extent that the consummation of the transactions contemplated hereby, together with a termination of employment for any reason by either Employee, the Company or Parent, would result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, Section 2.21(j) of the Disclosure Schedule sets forth a complete description and calculation of said payments, benefits or obligations.
          (k) Section 280G; 409A. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rule and regulations respecting employment, worker classification, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, benefits, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (in each case other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees within the preceding three (3) years. There are no actions, suits, claims, audits, administrative proceedings, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving the Company and any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment, or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) No Interference or Conflict. No stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (o) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
     2.22 Insurance. Section 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending insurance claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

     2.23 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
     2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.24 of the Disclosure Schedule or implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Representations Complete; Materials Provided
          (a) None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
          (b) To the extent that the Company has provided Parent with copies of documents in response to Parent’s request, such provided copies have been true and complete in all material respects.
     2.27 Information Statement.
          (a) The information regarding the Company furnished by the Company on or in any document mailed, delivered or otherwise furnished to Stockholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.
          (b) None of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the Stockholder Registration Statement will, at the time the

Stockholder Registration Statement or any amendment or supplement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS
     Each of Parent and the Subs hereby represents and warrants to the Company, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. §301.7701-3. Each of Parent and the Subs has the corporate or other requisite power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would have or be reasonably likely to result in a Parent Material Adverse Effect.
     3.2 Authority.  Each of Parent and the Subs has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Subs and no further action is required on the part of Parent and the Subs to authorize the Agreement and any Related Agreements to which Parent or the Subs is a party. This Agreement and each of the Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery by Parent and the Subs of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings required under applicable federal and state securities laws, (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the requisite filings of the Certificates of Merger with the Secretary of State of Delaware.
     3.4 Parent Common Stock.  The Parent Common Stock included in the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
     3.5 SEC Documents.  Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.
     3.6 Parent Financial Statements.  The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.7 Information Supplied.  None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Stockholder Registration Statement will, at the time the Stockholder Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
     3.8 Interim Operations of Subs.  The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.
     3.9 No Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than those that are not required to be disclosed in the Parent SEC Reports.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, which such consent shall not be unreasonably withheld, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(e) hereof), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, all with the goal of preserving the goodwill and ongoing businesses of the Company at the Effective Time; provided, however, that this Section 4.1 shall not prevent the Company from (i) taking any action expressly contemplated by this Agreement, or (ii) taking any action required by applicable law. The Company shall promptly notify Parent of any event, occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time; provided, however, that no unintentional failure of the Company to notify Parent of any such event, occurrence or emergency shall constitute a breach of the covenant contained in this sentence unless such event, occurrence or emergency, individually or in the aggregate, has caused or could reasonably be expected to cause any of the conditions to Parent’s obligations to consummate the Merger not to be satisfied. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld from and after the date of this Agreement:
          (a) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company;
          (b) make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.9 hereof, other than expenditures in the ordinary course of business, consistent with past practices, and expenditures related to this Agreement and the transactions contemplated hereby (including Third Party Expenses);
          (c) pay, discharge, waive or satisfy, any indebtedness or any third party expense in an amount in excess of $25,000 in any one case, or $50,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability, right or obligation, the payment, discharge or satisfaction of which in the ordinary course of business concerns liabilities reflected or reserved against in the Current Balance Sheet;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to the due date for filing and Parent has approved such Tax Return;
          (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
          (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the

Disclosure Schedule, and compensation changes in the ordinary course in connection with annual or other periodic reviews of employees;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;
          (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness for borrowed money, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;
          (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company, other than against Parent in connection with this Agreement and the transactions contemplated hereby;
          (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than in connection with the exercise of outstanding options or the conversion of Preferred Stock or permitted transfers of outstanding Company Capital Stock;
          (o) other than the sale or licensing of Company Intellectual Property in connection with the ordinary course provision of Company products and services to customers pursuant to customer contracts entered into in the ordinary course of business consistent with past practice, or pursuant to written agreements outstanding on the date hereof and disclosed in Section 2.14 of the Disclosure Schedule, (i) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (p) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or
          (r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, other than purchases of assets in the ordinary course of business consistent with past practices not to exceed $25,000 in any one case, or $50,000 in the aggregate;
          (t) adopt or amend any Company Employee Plan, enter into any Employee Agreement, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(t) of the Disclosure Schedule;
          (u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (v) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company;
          (w) send any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby, or make any oral communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby;
          (x) discuss, announce or otherwise disseminate information to the Company’s employees regarding any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing;
          (y) discuss, announce or otherwise disseminate information to the Company’s employees regarding any compensation, benefits or severance plans, policies, or practices of the Parent, including whether or not said plans, policies or practice will be applicable to the Company’s employees after the Effective Time;

          (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy; or
          (bb) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     Notwithstanding the foregoing or any other provision to the contrary, no provision of this Agreement is intended to require the Company, and the Company shall not be required, (i) to take any action (including making any disclosure, notification, or other communication to Parent) that the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, could constitute or result in a violation of applicable antitrust, competition, or similar Laws.
     4.2 No Solicitation.  Until the earlier of the Effective Time, or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s affiliates has received or shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests, and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:
(a)	Richard Palmer, Senior Vice President Corporate Development Telephone: (781) 565-5041 Facsimile: (781) 565-5001 E-mail address: richard.palmer@nuance.com

(b)	Garrison R. Smith, Associate General Counsel Telephone: (781) 565-5277 Facsimile: (781) 565-5562 E-mail address: garrison.smith@nuance.com

(c)	Fred Heller, Senior Director, Corporate Development Telephone: (781) 565-5464 Facsimile: (781) 565-5001 E-mail address: fred.heller@nuance.com
     Parent will respond to any such e-mail (affirmatively or negatively) as promptly as practicable, but in any event within five (5) Business Days, or if Parent fails to so respond, Parent will be conclusively deemed to have given its written consent to the matter(s) referred to in the Company’s e-mail or facsimile.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.

          (a) As soon as practicable after the date hereof, the Company shall use its best efforts to obtain the Sufficient Stockholder Vote (as defined below), either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the transactions contemplated hereby, including the Merger by the vote required to approve such matters under Delaware law (the “Sufficient Stockholder Vote”), (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of John Purtell as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by applicable securities laws and Delaware Law, including the information required pursuant to Regulation D under the Securities Act so that the issuance of the Parent Common Stock hereunder complies with Rule 506 under the Securities Act (with any information regarding Parent or the Subs being provided by Parent), and (v) include a statement that appraisal rights are available for the Company Common Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including an Information Statement which shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received in the Merger (the “Soliciting Materials”) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the Merger is advisable and the terms and conditions of the Merger are in the best interests of the Stockholders. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Parent prior to distribution, such approval not to be unreasonably withheld or delayed. Parent will promptly provide all information relating to its business and operations reasonably requested by the Company for inclusion in the Soliciting Materials.
          (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of Delaware Law (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Common Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262, which describes the procedures necessary to perfect the Stockholders’ appraisal rights), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.
     5.2 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, Contracts, commitments and records of the Company including the Company’s Source Code, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent; provided that nothing herein shall require the Company or any of its representatives to disclose any information that would cause a loss of attorney-client, work product or any other legal privilege, or would constitute a violation of any Applicable Law, fiduciary duty or any binding agreement entered into prior to the date hereof. Any investigation pursuant to this Section 5.2 shall be conducted at Parent’s expense, during normal business hours, upon reasonable notice, under supervision of the Company’s personnel and in such manner as not to interfere unreasonably with the conduct of the business of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of April 12, 2007 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees that it will not engage in, and it will use commercially reasonable efforts to prevent its employees, consultants, directors and affiliates from engaging in, any transactions in the Parent Common Stock in violation of applicable insider trading laws.
     5.4 Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting (including the costs of any audit and any costs incurred as a result of the compliance with Section 5.17 hereof), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred or to be incurred by the

Company at least five (5) business days prior to the Closing Date in form reasonably satisfactory to Parent (the "Statement of Expenses”). Any Third Party Expenses incurred by the Company in excess of the aggregate estimated Third Party Expenses as set forth on the Statement of Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 hereof and shall not be limited by or count towards the Threshold Amount (as defined in Section 7.4(a) hereof) or maximum amount of indemnification provided in Section 7.6 hereof.
     5.5 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the NASDAQ Global Select Market (or other market or other exchange on which Parent Common Stock may be listed from time to time)
     5.6 Consents.  The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.9 Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. No unintentional failure of the Company to comply with its obligations arising under the first sentence of this Section 5.9 shall constitute a breach of such obligations.
     5.10 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.11 New Employment Arrangements.  Parent or the Final Surviving Entity shall offer substantially all of the Employees “at-will” employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (each, an “Offer Letter”). Such “at-will” employment will: (i) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance (an “Employee Proprietary Information Agreement”), (ii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management, and (iii) include agreements providing for non-competition with the business of the Company, Parent and the Final Surviving Entity, non-solicitation of the customers and employees of the Company, Parent and the Final Surviving Entity for one (1) year following the termination of such employee, arbitration, and release of claims (a “Non-Compete and Non-Solicit Agreement”). Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and shall receive compensation and benefits which, in the aggregate, are substantially comparable to those of similarly situated employees of Parent. Each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under Parent’s employee benefit plans (other than any Parent equity-based awards) for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time.  Subject to any third party insurer’s consent, including no loss and no gain policies, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such Continuing Employee and their eligible dependents will participate to be waived, unless such conditions would not have been waived under the comparable plans of the Company in which such Continuing Employee participated immediately prior to Closing Date and will, upon receipt of proof from the employee, provide credit for any coinsurance and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.
     5.12 Restricted Stock Awards.  Pursuant to the Offer Letters, Parent shall agree to issue 280,986 restricted stock units (the “Restricted Stock Units”) to Continuing Employees. The number of Restricted Stock Units to be issued to each Continuing Employee shall be determined by Parent in consultation with the Company. The Restricted Stock Units issued to each Continuing Employee shall vest as follows, (i) fifty percent (50%) of the Restricted Stock Units issued to each Continuing Employee will vest on the third (3rd) anniversary of the Closing Date, subject to the Continuing Employee’s continuous service through and on the third (3rd) anniversary of the Closing Date, (ii) fifty percent (50%) of the Restricted Stock Units issued to each Continuing Employee will vest on the achievement of specific Company performance based milestones, subject to the Continuing Employee’s continuous service through the determination date for such performance based milestones.
     5.13 Bonus Payments.
          (a) Within one hundred twenty (120) days following the Closing, Parent shall pay the Continuing Employee Bonus Payments in accordance with Section 5.13 of the Disclosure Schedule to those Continuing Employees set forth on Section 5.13 of the Disclosure Schedule who have (i) executed Offer Letters, (ii) executed Employee Proprietary Information, Inventions and Non-Competition Agreements and (iii) remained continuously employed by Parent for ninety (90) days following the Closing Date. All such payments to Continuing Employees shall be subject to required tax and other payroll withholding.
          (b) At Closing, Parent shall assume the obligation to pay the portion of the Employee Bonus Payments that has accrued through the Closing Date. Such Employee Bonus Payments shall be paid by Parent in accordance with Parent’s customary year-end bonus payment policies and procedures, shall be subject to required tax and other payroll withholding and shall not be accelerated as a result of the Merger.
          (c) At Closing, Parent shall assume the obligation to pay the Executive Payments in accordance with the terms and in full satisfaction of the Company’s obligations under the Executive Bonus Agreements, dated as of October 16, 2007, between the Company and each of Peter White and Thomas White. Such Executive Payments shall be paid in shares of Parent Common Stock valued at the Signing Price and shall be subject to required tax and other withholding.
     5.14 Purchaser Representative and Sale of Shares.
          (a) To the extent that, based on accredited investor questionnaires, any Stockholder is not an accredited investor (as defined in Rule 501(a) of the Securities Act) or otherwise does not have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock (as contemplated by Rule 506(B)(2)(ii) of the Securities Act), the Company shall retain a person, reasonably satisfactory to Parent, to act as a “purchaser representative” (as defined in Rule 501(a) of the Securities Act) for such Stockholder such that such Stockholder together with the purchaser representative is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock. The Company shall obtain the written consent of any such Stockholder to the effect that such purchaser representative, or another purchaser representative (who, with such Stockholder, would allow such Stockholder to have such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in Parent Common Stock), shall act as such Stockholder’s purchaser representative.
          (b) The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Stockholders in the Merger shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.
     5.15 Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.
     5.16 Section 280G.  The Company shall promptly submit to the stockholders of the Company for approval (in a manner satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (i) a vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (ii) the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.
     5.17 Financials.  Within thirty (30) days following the last day of each fiscal quarter ending after the Balance Sheet Date and after the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related unaudited statement of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement. The Company, prior to the Effective Time, and the Stockholder Representative, on or after the Effective Time, shall use commercially reasonable efforts to cause the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Audited Financials and Interim Financials in a registration statement or other filing made by Parent with the SEC.
     5.18 Nasdaq Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ Global Select Market (or other market or other exchange on which Parent Common Stock may be listed at the Effective Time), subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.
     5.19 Indemnification of Directors and Officers. Parent shall, and shall cause the Final Surviving Entity, as the case may be, and Parent, and the Final Surviving Entity agree to, do the following:
          (a) For six years after the Effective Time, Parent shall, and shall cause the Final Surviving Entity or the Surviving Entity, as the case may be, to indemnify and hold harmless the present and former officers and directors of the Company (each a “Covered Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.
          (b) Parent shall purchase a directors’ and officers’ insurance “tail” policy from Parent’s directors’ and officers’ insurance carrier which (i) has an effective term of six (6) years from the Effective Time, (ii) covers the Covered Persons, (iii) contains such terms and conditions (including, without limitation, coverage amounts) that have been disclosed to the Company (iv) has a total cost of $39,000.00 (the “Tail Policy Expense”) and (v) has a coverage effective date not later than the Closing Date.

          (c) If Parent, the Final Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Entity , as the case may be, shall assume the obligations set forth in this Section 5.19.
          (d) The rights of each Covered Person under this Section 5.19 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company. These rights shall survive consummation of the First Step Merger and the Second Step Merger and are intended to benefit, and shall be enforceable by, each Covered Person.
ARTICLE VI
CONDITIONS TO THE FIRST STEP MERGER
     6.1 Conditions to Obligations of Each Party to Effect the First Step Merger.  The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.
     6.2 Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub I to consummate and effect the First Step Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the

Company as of a specified date, which shall be true and correct in all material respects as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.
          (b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) necessary to permit the consummation of the Merger shall have been timely obtained.
          (c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent (excluding those that have been publicly disclosed in the Parent SEC Reports) or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (d) Third Party Consents. Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (e) Employees.
               (i) The Key Employees (1) shall have signed offer letters accepting employment with Parent or the Final Surviving Entity on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (2) shall still be on the job and performing their usual and customary duties for the Company immediately before the Effective Time, and (3) shall have signed agreements providing for non-competition with the business of the Company, Parent and the Final Surviving Entity, non-solicitation of the customers and employees of the Company, Parent and the Final Surviving Entity for that period of time set forth opposite such Key Employee’s name on Schedule 6.2(e)(i) hereto following the termination of such employee, arbitration, and release of claims, on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time.
               (ii) At least eighty percent (80%) of the employees of the Company who are not Key Employees, who have been extended offers of employment by Parent (1) shall have signed offer letters accepting employment with Parent or the Final Surviving Entity, on or prior to the Closing Date and such offer letters shall be in full force and effect as of the Effective Time, (2) shall still be on the job and performing their usual and customary duties for the Company immediately before the Effective Time, and (3) shall have signed an Employee Proprietary Information Agreement that are effective immediately following the Effective Time.

          (f) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(f) to this Agreement and each such agreement shall be of no further force or effect.
          (g) Assignment of Intellectual Property. The Company shall have received valid and enforceable assignment of the intellectual property set forth on Schedule 6.2(g) to this Agreement in form and substance reasonably satisfactory to Parent.
          (h) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.
          (i) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (j) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit D.
          (k) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (l) Appraisal Rights. Stockholders holding no more than ten percent (10%) of the issued and outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (m) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) all representations and warranties made by the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct in all material respects as of such date) were true and correct in all material respects on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time; and
               (ii) all covenants and obligations under this Agreement to be performed or complied with by the Company on or before the Closing have been so performed or complied with in all material respects.

          (n) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
          (o) Certificates of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which is to be dated within a reasonable period prior to Closing with respect to the Company.
          (p) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (q) Financial Statements. Parent shall have received a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Financials with the SEC or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.
          (r) Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.15 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.15 hereof.
          (s) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.
          (t) Investor Questionnaire. The Company shall have obtained from each Stockholder a completed investor questionnaire to determine whether such Stockholder is an accredited investor (as such term is defined under Rule 501 under the Securities Act).
     6.3 Conditions to Obligations of the Company.  The obligations of the Company and each of the Stockholders to consummate and effect the First Step Merger and the transactions contemplated thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which shall be true and correct in all material respects as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect”) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement.
          (c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which were true and correct as of such date) were true and correct in all material respects on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and
               (ii) all covenants and obligations under this Agreement to be performed by Parent and the Subs on or before the Closing have been so performed in all material respects.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of fifteen (15) months following the Closing Date (the expiration of such fifteen (15) month period, the “Survival Date,” provided, however, that the representations and warranties of the Company contained in Section 2.2, Section 2.10, and Section 2.19 hereof shall survive indefinitely and until the expiration of the applicable statute of limitations, respectively), and provided further, however, that if, at any time prior to the close of business on the fifteen (15) month anniversary of the Closing Date, an Officer’s Certificate (as defined in Section 7.4 hereof) is delivered alleging Losses and a claim for recovery under Section 7.4 hereof, then the claim asserted in such notice shall survive the fifteen (15) month anniversary of the Closing Date until such claim is fully and finally resolved. The representations and warranties of Parent and the Subs contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

     7.2 Indemnification.

          (a) The Stockholders agree severally, but not jointly, in accordance with each Stockholder’s Pro Rata Portion, to indemnify and hold Parent and its officers, directors, and affiliates, including the Final Surviving Entity (the “Indemnified Parties”) harmless against all claims, losses, liabilities, damages (not including punitive and special damages), deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Entity), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, or (iv) the amount of any Dissenting Share Payments. The Stockholders shall not have any right of contribution from the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.
          (b) For all purposes of this Section 7.2, any Loss of any Indemnified Party shall be net of any insurance or other recoveries actually received by the Indemnified Party or its affiliates in connection with the facts giving rise to the right of indemnification; provided that nothing in this Agreement shall require any Indemnified Party to make, seek or otherwise pursue a claim for any available insurance benefits. If any Indemnified Party receives any insurance or other recoveries, subsequent to any indemnification under this Section 7.2, then such Indemnified Party shall promptly reimburse the Stockholders for any payment made or expense incurred by or on behalf of the Stockholders in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by that Indemnified Party in collecting that amount; provided, however, that no Indemnified Party shall be under any obligation whatsoever under any circumstances to seek or accept any insurance or other recoveries for any Losses or to make any claim therefor.
     7.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent a number of shares of Parent Common Stock represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent, which equals the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount (plus any New Shares (as defined in Section 7.3(c)(iv) hereof)) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. Such shares of Parent Common Stock shall be deposited by Parent as, for this purpose, agent of the Stockholders, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 such Parent Common Stock in accordance with their respective Pro Rata Portions and then as having deposited such shares of Parent Common Stock into the Escrow Fund. The Escrow Fund shall be security for the indemnity obligations provided for in

Section 7.2 hereof. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s headquarters, on the Survival Date (the "Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as reasonably practicable after the Suvival Date, a number of shares of Parent Common Stock equal to (x) the Escrow Fund less (y) the aggregate number of shares of Parent Common Stock with a value (based on the Signing Price) equal to the aggregate amount of all claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Survival Date, shall be released by the Escrow Agent for distribution to the Stockholders in accordance with the terms of this Agreement. Thereafter, as soon as any such claim referred to in clause (y) above shall have been resolved, the aggregate amount of shares of Parent Common Stock with a value (based on the Signing Price) equal to the amount claimed less any amount distributed to Parent in accordance with Section 7.4, shall promptly be released by Escrow Agent for distribution to the Stockholders in accordance with the terms of this Agreement. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 7.3(b) hereof shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the amount of shares delivered to each Stockholder rounded down to the nearest whole number of shares of Parent Common Stock. Any distribution of all or a portion of the Parent Common Stock to the Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Stockholders based upon his or her Pro Rata Portion, in each case by issuing to each such Stockholder a stock certificate representing such allocated shares, registered in such Stockholder’s name set forth on the schedule delivered to the Escrow Agent at Closing and mailed by first class mail to such Stockholders’ address set forth on such schedule (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred, the Escrow Agent shall instruct the Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining shares of Parent Common Stock. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.

          (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.3(c).
               (ii) Each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents to the Stockholder Representative as may be necessary to enable the Stockholders to exercise such voting rights, and the Stockholder Representative shall instruct the Stockholders to return any instructions with respect to such voting rights to the Stockholder Representative, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Stockholder Representative shall not vote any of the shares held on behalf of such Stockholder.
               (iii) The Stockholder Representative and the Stockholders agree that the Stockholders shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Parent Common Stock is subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Parent Common Stock in connection with any distribution of Parent Common Stock to be made by the Escrow Agent under or pursuant to this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.
               (iv) Cash dividends, and any non-cash taxable dividends or distributions (other than New Shares as defined below), on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time (including shares issued upon a nontaxable stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
               (v) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.
     7.4 Indemnification Claims.

          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(i) hereof unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(i) hereof in excess of $200,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case Parent shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (i) all Losses incurred pursuant to clauses (ii), (iii), and (iv) of Section 7.2(a) hereof, and (ii) Losses resulting from any breach of representation or warranty contained in Section 2.2 (Company Capital Structure), in Section 2.10 (Tax Matters), or in Section 2.19 (Environmental Matters) hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2 hereof, Parent shall deliver an Officer’s Certificate to be received by the Stockholder Representative and the Escrow Agent at any time on or before the last day of the Escrow Period; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in Section 2.2, Section 2.10, or Section 2.19 hereof following the expiration of the Escrow Period by delivering an Officer’s Certificate to the Stockholder Representative on or before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in Parent Common Stock (valuing each share of Parent Common Stock equal to the Signing Price) in the same proportions and shall be deemed to have been made pro rata amongst the Stockholders based on the aggregate amounts deposited into the Escrow Fund on each such Stockholder’s behalf. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. In the event that Parent shall deliver an Officer’s Certificate for Losses in excess of the available Escrow Fund (“Excess Losses”), any Earnout Consideration that may become payable pursuant to Article VIII hereof shall not be paid to the Exchange Agent to the extent that the Losses claimed in such Officer’s Certificate exceed the available Escrow Fund, until such claim contained in such Officer’s Certificate shall be resolved in accordance with this Section 7.4.
          (c) Objections to Claims for Indemnification. No such payment shall be made under Section 7.4(b) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been received by Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after its receipt of the Officer’s Certificate.
          (d) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If, after thirty (30) days after delivery of an Objection Notice, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Stockholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.
               (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration (but excluding each parties’ own expenses), including without limitation, the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be paid as follows: fifty percent (50%) by Parent and fifty percent (50%) by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

               (iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement.
               (v) Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
               (vi) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this Article VII.
          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Escrow Agent and the Stockholder Representative in writing of such claim. The Stockholder Representative, on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that in the event Parent does not notify the Stockholder Representative that it is assuming the defense of such claim within twenty (20) days after receipt of notice of the claim from the Indemnified Party, the Stockholder Representative shall have the right to determine or conduct the defense of such Third Party Claim with counsel reasonably acceptable to Parent; provided, further, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent so consented to by the Stockholder Representative. The party controlling the defense of any Third Party Claim shall keep the other relevant party hereto (the “Non-controlling Party”) advised of the status of such Third Party Claim and shall consider in good faith all recommendations made by the Non-controlling Party with respect thereto.
          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
          (g) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Stockholder Representative.  By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint John Purtell as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the

Stockholder Representative for the accomplishment of the foregoing, or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (a) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith without gross negligence. The Stockholders shall severally (each based on its Pro Rata Portion) but not jointly indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
     7.6 Maximum Payments; Remedy.

          (a) Except as set forth in Section 7.6(b) and Section 7.6(c) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to (i) the amounts held in the Escrow Fund with respect to such Stockholder, and (ii) to the extent of any Excess Losses, the Earnout Consideration earned and payable but not yet paid to such Stockholder pursuant to Article VIII hereof.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of (i) any fraud or any willful breaches of representations and warranties or covenants on the part of such party, or (ii) the matters set forth in Section 2.10 hereof (“Tax Matters”).
          (c) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.

ARTICLE VIII
EARNOUT
     8.1 Earnout Arrangements.
          (a) Earnout Generally. The parties acknowledge and agree that the Company’s projected revenue targets (as described below) are material factors in determining the valuation of the Company by Parent. Therefore, notwithstanding any provision of this Agreement to the contrary, Parent shall retain a portion of the Merger Consideration equal to the Earnout Consideration otherwise payable at the Effective Time to the Stockholders and shall treat such Earnout Consideration in accordance with this Article VIII.
          (b) Earnout as Merger Consideration. The parties acknowledge and agree that the Earnout Consideration is intended to be consideration for shares of Company Capital Stock, rather than compensation for services. All calculations of payments to be made pursuant to Section 1.6 hereof shall disregard any portion of the Earnout Consideration not yet earned in accordance with this Article VIII.
          (c) Distribution of Earnout.
               (i) In the event Parent delivers an Earnout Notice (as defined in Section 8.6 hereof) stating that Earnout Consideration has been earned pursuant to this Article VIII, and Parent does not have any claims outstanding for Excess Losses (as defined in Section 7.4(b)) pursuant to an Officer’s Certificate, Parent shall distribute the Earnout Consideration set forth in the Earnout Notice to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(d) as soon as practicable but in any event within five (5) Business Days of the delivery of the Earnout Notice.
               (ii) In the event Parent delivers an Earnout Notice stating that Earnout Consideration has been earned pursuant to this Article VIII, and Parent has a claim or claims outstanding for Excess Losses, Parent shall distribute the Earnout Consideration in excess of such claimed Excess Losses to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(d) as soon as practicable but in any event within five (5) Business Days of the delivery of the Earnout Notice, and the Earnout Consideration to the extent of such claimed Excess Losses shall be retained by Parent, and any such amounts in dispute shall either be (A) distributed to the former Stockholders in accordance with Section 1.6(b) and Section 1.6(d), or (B) permanently retained by Parent, as the case maybe, upon resolution of such dispute in accordance with Section 7.4(b).
               (iii) With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such portion of the Earnout Consideration in dispute determined to be due and payable to the Stockholders in accordance with Section 7.4(b), Parent shall distribute the Earnout Consideration, if any, as so finally determined to be payable to the Stockholders not theretofore delivered as soon as practicable but in any event within five (5) Business Days of such resolution, subject to subparagraph (ii) above.

          (d) Forfeited Amounts. All Earnout Consideration that is not earned by the Stockholders pursuant to this Article VIII will be forfeited and retained permanently by Parent.
     8.2 Earnout Targets.
          (a) Definitions. For purposes of this Article VIII:
               (i) “Determination Date” shall mean the date that is seventy-five (75) days following the last day of a Measurement Period for which a Period 1 Milestone, Period 2 Milestone, or Period 3 Milestone is achieved.
               (ii) “Measurement Period” shall mean a continuous four (4) Quarter period.
               (iii) “Period 1” shall mean the period from the Closing Date through March 31, 2009.
               (iv) “Period 1 Milestone” shall mean $8,000,000 in Veriphy Revenues for any Measurement Period that falls entirely within Period 1.
               (v) “Period 1 Percentage” shall mean the percentage obtained by multiplying one hundred percent (100%) by the lesser of (1) one (1), or (2) the quotient obtained by dividing (A) the Veriphy Revenues for the relevant Measurement Period that falls entirely within Period 1 minus the Period 1 Milestone, by (B) $4,000,000 (i.e. $12,000,000 minus $8,000,000).
               (vi) “Period 2” shall mean the period from the Closing Date through March 31, 2010.
               (vii) “Period 2 Milestone” shall mean $18,000,000 in Veriphy Revenues for any Measurement Period that falls entirely within Period 2.
               (viii) “Period 2 Percentage” shall mean the percentage obtained by multiplying one hundred percent (100%) by the lesser of (1) one (1), or (2) the quotient obtained by dividing (A) the Veriphy Revenues for the relevant Measurement Period that falls entirely within Period 2 minus the Period 2 Milestone, by (B) $4,000,000 (i.e. $22,000,000 minus $18,000,000).
               (ix) “Period 3” shall mean the period from the Closing Date through December 31, 2010.
               (x) “Period 3 Milestone” shall mean $28,000,000 in Veriphy Revenues for any Measurement Period that falls entirely within Period 3.
               (xi) “Period 3 Percentage” shall mean the percentage obtained by multiplying one hundred percent (100%) by the lesser of (1) one (1), or (2) the quotient obtained by dividing (A) the Veriphy Revenues for the relevant Measurement Period that falls entirely within Period 3 minus the Period 3 Milestone, by (B) $4,000,000 (i.e. $32,000,000 minus $28,000,000).

               (xii) “Quarter” shall mean a fiscal quarter of Parent.
               (xiii) “Veriphy Product” shall mean (i) the Critical Test Results Management software, service and support offerings of the Company as of the date hereof as set forth in the descriptive marketing communication attached as Schedule 8.2(a)(xiii) hereto (the “Current Offerings”), (ii) any subsequent products substantively based on the Current Offerings and used in critical healthcare communications applications (“Future Offerings”) and (iii) interface and custom design services provided to third parties; provided such interface and custom design services are substantially related to Current Offerings or Future Offerings. For avoidance of doubt, no product, service, support function or other offering of Parent in existence as of the date hereof (each a “Current Parent Offering”) and no subsequent Parent product, service, support function or other offering of Parent substantively based on any Current Parent Offering shall be deemed to be a Veriphy Product. Parent acknowledges that, as of the date of this Agreement, Parent has no products in its product development pipeline that compete directly with any Current Offerings, and that Parent has no project underway as of the date hereof that would result in the acquisition of assets or a third party legal entity with products directly competitive with Current Offerings.
               (xiv) “Veriphy Revenues” shall mean revenue recognized by Parent in accordance with GAAP, plus the value of any reduction in revenues that are required as purchase accounting adjustments under GAAP, for the Veriphy Product, including license revenue, subscription revenues, implementation and other professional services, maintenance and support revenues, provided, however, that if the Veriphy Product is sold to customers in combination with other products and services such that the revenues derived from the sale of the Veriphy Product is not identified on the customer invoice, credit for Veriphy Revenues will be for the pro-rated share the Veriphy Product included in the sale represents of the total sale, calculated at list prices for both the Veriphy Product and such other products or services. For avoidance of doubt, if a Veriphy Product with a list price of $1,000.00 is included in a combined sale with a Parent product with a list price of $3,000.00, the Veriphy Revenue from such sale will be twenty-five percent (25%) of the actual price at which such sale is completed. If, for example, such sale is completed at an aggregate price of $3,400.00 representing a discount from list prices, Veriphy Revenues from such sale would be twenty-five percent (25%) of $3,400.00 or $850.00. If such sale, instead, were completed at $4,000.00, Veriphy Revenues from such sale would be $1,000.00 or twenty-five percent (25%) of the aggregate selling price. Notwithstanding the foregoing, if Parent or an affiliate of Parent develops or acquires any product that is directly competitive with the Veriphy Product, Parent will in good faith include revenue from the sale of such product in Veriphy Revenues.
     8.3 Achievement of Milestones.
          (a) Period 1 Earnout.
               (i) The Period 1 Earnout Consideration shall be earned cumulatively through March 31, 2009 for the achievement of Veriphy Revenues between $8,000,000 and $12,000,000 in any Measurement Period in Period 1. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate Period 1 Earnout Consideration shall be $7,000,000.

               (ii) After the end of each Quarter that ends in Period 1, the Veriphy Revenues for the Measurement Period ending on such Quarter shall be calculated in order to determine the amount of the Period 1 Earnout Consideration that is earned for such Measurement Period.
               (iii) The Period 1 Earnout Consideration that is earned for a particular Measurement Period in Period 1 shall equal (1) the Period 1 Earnout Consideration multiplied by the Period 1 Percentage, minus (2) any Period 1 Earnout Consideration that was earned in any prior Measurement Period in Period 1.
               (iv) By way of example and for avoidance of doubt: if Veriphy Revenues for the Measurement Period ending on December 31, 2008 are $9,000,000, (1) the Period 1 Percentage would equal twenty-five percent (25%) (i.e. (A) the difference between $9,000,000 and the Period 1 Milestone, divided by (B) $4,000,000), and (2) the Period 1 Earnout Consideration that is earned would equal $1,750,000 (or twenty-five (25%) of the Period 1 Earnout Consideration). If subsequently, for the Measurement Period ending March 31, 2009, Veriphy Revenues are $14,400,000, (1) the Period 1 Percentage would equal one hundred percent (100%), and (2) the Period 1 Earnout Consideration would equal $7,000,000 (one hundred percent (100%) of the Period 1 Earnout Consideration) minus $1,750,000 (since, in this example, $1,750,000 of this amount was already earned for the Measurement Period ending on December 31, 2008).
          (b) Period 2 Earnout.
               (i) The Period 2 Earnout Consideration shall be earned cumulatively through March 31, 2010 for the achievement of for the achievement of Veriphy Revenues between $18,000,000 and $22,000,000 in any Measurement Period in Period 2. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate Period 2 Earnout Consideration shall be $7,000,000.
               (ii) After the end of each Quarter that ends in Period 2, the Veriphy Revenues for the Measurement Period ending on such Quarter shall be calculated in order to determine the amount of the Period 2 Earnout Consideration that is earned for such Measurement Period.
               (iii) The Period 2 Earnout Consideration that is earned for a particular Measurement Period in Period 2 shall equal (1) the Period 2 Earnout Consideration, multiplied by the Period 2 Percentage, minus (2) any Period 2 Earnout Consideration that was earned in any prior Measurement Period in Period 2.
          (c) Period 3 Earnout.
               (i) The Period 3 Earnout Consideration shall be earned cumulatively through December 31, 2010 for the achievement of Veriphy Revenues between $28,000,000 and $32,000,000 in any Measurement Period in Period 3. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate Period 3 Earnout Consideration shall be $7,000,000.

               (ii) After the end of each Quarter that ends in Period 3, the Veriphy Revenues for the Measurement Period ending on such Quarter shall be calculated in order to determine the amount of the Period 3 Earnout Consideration that is earned for such Measurement Period.
               (iii) The Period 3 Earnout Consideration that is earned for a particular Measurement Period in Period 3 shall equal (1) the Period 3 Earnout Consideration, multiplied by the Period 3 Percentage, minus (2) any Period 3 Earnout Consideration that was earned in any prior Measurement Period in Period 3.
     8.4 Additional Earnout Provisions
          (a) Parent agrees to set specific sales targets for Veriphy-related products within its healthcare sales force in an effort to achieve the milestones specified in this Article VIII, subject to reasonable business judgment.
          (b) In the event Parent sells or otherwise disposes of all or substantially all of the Company or its successor(s) business (other than pursuant to a transaction in which all or substantially all of the business, properties or assets of Parent are transferred to another person), whether through a sale of stock, sale of assets, internal reorganization, or otherwise, Parent, following consultation with the Stockholder Representative, will provide for an alternative earnout structure which reasonably addresses any Earnout Consideration which relates to a period which has not yet been completed as of the closing of such transaction. Such alternative earnout structure shall maintain, to the extent practicable, the existing structure, measurements, milestones and time periods provided for in this Article VIII.
     8.5 Failure to Achieve Milestones. Failure to achieve the milestones specified in this Article VIII shall result in forfeiture of the applicable portion of the Earnout Consideration as set forth in Section 8.3 hereof by the former Stockholders.
     8.6 Calculation of Earnout Distributions; Stockholder Representative Objections.
          (a) Earnout Distribution. On or prior to the applicable Determination Date, Parent shall deliver to the Stockholder Representative a memorandum (the “Earnout Notice”) specifying in reasonable detail the calculation of the portion of the Earnout Consideration earned for the applicable period, if any, and the calculation of the distribution of the Earnout Consideration to each of the Stockholders pursuant to this Article VIII and Section 1.6 hereof, if any, with the basis for such calculation, in accordance with Parent’s accounting principles and policies consistently applied, as applicable, and, if applicable, any proposed set off for Excess Losses in accordance with Section 7.4 hereof. Parent agrees that it will supply any reasonably requested back up or supporting information to the Stockholder Representative or its accountants on which the Earnout calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form acceptable to Parent.

          (b) Stockholder Representative Objection. The Stockholder Representative shall have thirty (30) days to make an objection (in writing) to any item in the Earnout Notice, and such statement must be delivered to Parent prior to the expiration of such thirty (30) day period.
          (c) Resolution of Conflicts.
               (i) In case the Stockholder Representative shall have objected in writing to the Earnout Notice in a timely manner or in case of any other dispute relating to the Earnout Consideration, the Stockholder Representative and Parent will attempt in good faith to resolve such objection or dispute. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties.
               (ii) In the event the parties cannot come to an agreement as set forth in Section 8.6(c)(i) within thirty (30) days after the date on which the Stockholder Representative objected in writing to the Earnout Notice or, in the event the dispute does not relate to an Earnout Notice, the date on which the parties determine that they are unable to reach agreement pursuant to Section 8.6(c)(i), such dispute shall be resolved in the manner set forth in Section 7.4(d) hereof.
          (d) Earnout Rights Not Transferable. No Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 8.6(d) shall be null and void and shall not be recognized by Parent or the Final Surviving Entity.
ARTICLE IX
REGISTRATION
     9.1 Filing and Effectiveness of Stockholder Registration Statement.  Parent shall use its reasonable commercial efforts to file a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) covering the resale to the public by the Stockholders of all shares representing the Initial Consideration, the Executive Payments and the anticipated number of shares that would constitute the Earnout Consideration (the “Stockholder Registration Statement”) with the SEC on or prior to the twenty-first (21st) day following the Closing Date. Parent shall use its reasonable commercial efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable; provided that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. Parent shall cause the Stockholder Registration Statement to remain effective until the one year anniversary of the Closing Date or such earlier time as all of the Initial Consideration covered by the Stockholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this Article IX, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement, and (ii) the fees and expenses of any counsel retained by the Stockholders. If the actual number of shares issued in respect of the Initial Consideration, the Executive Payment and the Earnout Consideration exceed the number of shares registered under the Stockholder Registration Statement, Parent shall use its reasonable commercial efforts to file an amendment to the Stockholder Registration Statement on Form S-3 (or other appropriate form if Form S-3 is unavailable) or file a new Form S-3 (or other appropriate form if Form S-3 is unavailable) covering the resale to the public by the Stockholders of all such excess shares.
     9.2 Limitation on Registration Rights.
          (a) Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement, or (ii) suspend the Stockholder Registration Statement after it has been declared effective by the SEC and require that the Stockholders immediately cease sales of the Initial Consideration pursuant to the Stockholder Registration Statement, in the event that (1) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) with the SEC for a public offering of its securities, (2) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (3) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed.
          (b) If Parent delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of Initial Consideration pursuant to Section 9.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 9.2(b), and the Stockholders shall make no offers or sales of Initial Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
          (c) Notwithstanding the foregoing, Parent shall not suspend the Stockholder Registration pursuant to Section 9.2(a) hereof for more than sixty (60) days (a “Registration Suspension”), and provided further that Parent shall not cause more than two Registration Suspensions in any twelve (12) month period; provided that such Registration Suspensions may run consecutively.

     9.3 Registration Procedures.
          (a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.
          (b) Parent shall use its reasonable commercial efforts to register or qualify all shares representing the Initial Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.
          (c) Parent shall notify all Stockholders when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.
          (d) Parent shall prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.
          (e) If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Stockholders shall immediately cease making offers or sales of shares representing the Initial Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.
          (f) Parent shall cause all Initial Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.
          (g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Initial Consideration, in each case not later than the effective date of the Stockholder Registration Statement.
     9.4 Requirements of Stockholders.
          (a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Stockholders in connection with this Article IX, and (ii) deliver, as promptly as practicable after receipt from Parent, to the Stockholders the Selling Stockholder Questionnaires (as defined below) in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Stockholders.

          (b) Parent shall not be required to include any shares representing Initial Consideration held by a particular Stockholder in the Stockholder Registration Statement unless:
               (i) the Stockholder owning such Initial Consideration shall have delivered to the Stockholder Representative not later than the Closing Date, in writing such information regarding such Stockholder and the proposed sale of Initial Consideration by such Stockholder as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Stockholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this section; provided, however, that in no event shall such indemnification by any Stockholder exceed the net proceeds received by such Stockholder from the sale of Initial Consideration pursuant to the Stockholder Registration Statement (the “Net Proceeds”); and
               (ii) the Stockholder Representative shall have delivered to Parent all completed and executed Selling Stockholder Questionnaires by the Closing Date. To the extent that any Selling Stockholder Questionnaires are delivered to Parent after the Closing Date but prior to the time that the Stockholder Registration Statement is declared effective by the SEC (or becomes automatically effective upon filing), Parent shall use commercially reasonable efforts to include the Initial Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement.
          (c) Parent shall indemnify and hold harmless each Selling Stockholder against any damages to which each Selling Stockholder may become subject, under the Securities Act or otherwise, insofar as such damages arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Stockholder Registration Statement, or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement made therein not misleading to the extent such alleged untrue statement or alleged omission was not made in the Stockholder Registration Statement in reliance upon and in conformity with written information furnished by any Selling Stockholder to Parent expressly for use therein.

     9.5 Assignment of Rights.  A Stockholder may not assign any of its rights under this Article IX except in connection with the transfer of some or all of his, her or its Initial Consideration to (i) an immediate family member, a charitable trust, or to a trust for their benefit, or (ii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this Article IX.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination.  Except as provided in Section 10.1 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Step Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Step Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company, or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the First Step Merger;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) business days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     10.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.
     10.3 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     10.4 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:

Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: Senior Vice President Corporate Development Facsimile No.: (781) 565-5001

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street, N.W., 5th Floor Washington, D.C. 20006 Attention: Robert Sanchez, Esq. Facsimile No.: (202) 973-8199

(b)	if to the Company, to:

Vocada, Inc. 900 Jackson St., Suite 580 Dallas, TX 75202 Attention: Peter White Facsimile No.: (214) 219-5253

with a copy to:

Munk Butrus Carter, P.C. Banner Place, 6th Floor 12770 Coit Road Dallas, TX 75251 Attention: Lawrence B. Mandala, Esq. Facsimile: (972) 628-3616

(c)	if to the Stockholder Representative, to:

John Purtell 13843 Tanglewood DR. Farmers Branch, TX 75234 Facsimile No.: [(___) ___-___]

with a copy to:

Munk Butrus Carter, P.C. Banner Place, 6th Floor 12770 Coit Road Dallas, TX 75251 Attention: Lawrence B. Mandala, Esq. Facsimile: (972) 628-3616

(d)	if to the Escrow Agent, to:

U.S. Bank National Association Corporate Trust Services 225 Asylum Street, 23rd Floor Hartford, CT 06103 Attention: Arthur Blakeslee Facsimile No.: (860) 241-6881
     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received at or prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     11.2 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of this Agreement, unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     11.3 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     11.4 Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement by and among the Parent and the Company dated as of July 25, 2007, (ii) except as provided in Section 5.19, are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

     11.5 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     11.6 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     11.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as provided in Sections 7.4(d) and 8.5(c), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     11.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     11.9 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     11.10 Disclosure Schedule References.  The parties hereto agree that, unless otherwise expressly provided therein, any reference in a particular section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person.

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          IN WITNESS WHEREOF, Parent, the Subs, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By: Name:	/s/ James R. Arnold, Jr. James R. Arnold, Jr.
Title:	Chief Financial Officer

VOCADA, INC.

By: Name:	/s/ Peter White Peter White
Title:	Chief Executive Officer

VINEYARD ACQUISITION CORPORATION

By: Name:	/s/ James R. Arnold, Jr. James R. Arnold, Jr.
Title:	President

VINEYARD ACQUISITION LLC

By: Name:	/s/ James R. Arnold, Jr. James R. Arnold, Jr.
Title:	Manager

STOCKHOLDER REPRESENTATIVE

/s/ John M. Purtell, Jr.

Name: John M. Purtell, Jr.

U.S. Bank National Association, as Escrow Agent:

By: Name:	/s/ signature illegible
Title:
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER